PROSPECTUS

                             INFODATA SYSTEMS INC.

                        313,334 SHARES OF COMMON STOCK

      This prospectus is being used in connection with the resale by certain of our stockholders of up to:

      * 53,334 shares of our outstanding common stock, and

      * 260,000 shares of our common stock issuable upon the exercise of outstanding options and warrants.

      The selling stockholders may sell shares either directly to purchasers or through brokers, dealers or agents. We will receive no proceeds from the sale of shares by the selling stockholders.

      Our common stock is traded on the Nasdaq SmallCap Market under the symbol "INFD." On January 12, 2001, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $1.50 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is January 16, 2001.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----

      Where You Can Find More Information.....................................3
      Forward-Looking Statements..............................................4
      Infodata Systems Inc....................................................4
      Risk Factors............................................................7
      Use of Proceeds........................................................10
      Selling Stockholders...................................................10
      Plan of Distribution...................................................13
      Description of Capital Stock...........................................14
      Legal Matters..........................................................15
      Experts................................................................15

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Infodata," the "Company," "we," "us," and "our" refer to Infodata Systems Inc., its predecessors and its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

      This prospectus is part of a registration statement on Form S-3 under the Securities Act that we filed with the SEC with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits filed with it. For further information about us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with it. Statements in this prospectus regarding any document are not necessarily complete, and each such statement is qualified in all respects by reference to such document filed with the SEC.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

      *   Our Annual Report on Form 10-KSB for the year ended December 31,
          1999;

      * Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2000; and

      * Our Current Reports on Form 8-K (dated June 14, 2000) filed on July 5, 2000, Form 8-K (dated June 15, 2000) filed on June 21, 2000 and Form 8-K (dated December 15, 2000) filed on December 29, 2000.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Infodata Systems Inc.
                      Attn: Curtis D. Carlson, Secretary
                             12150 Monument Drive
                               Fairfax, VA 22033
                                (703) 934-5205

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which is also incorporated by reference modifies or supersedes such statement. Any earlier statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                          FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. The forward-looking statements include statements relating to product and service development, future contracts, revenue and the adequacy of working capital and are based on current expectations that involve uncertainties and risks associated with new products and service offerings including, but not limited to, market conditions, successful product development, service introduction and acceptance, the introduction of competitive products, economic conditions and the timing of orders and contract initiation.

      Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

      No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                             INFODATA SYSTEMS INC.

      We design, develop and implement solutions for web-based knowledge management (KM), electronic document management (EDM) and e-commerce systems. Solutions include web-based KM systems integration, document management analysis and implementation, web-site design, system architecture, application development and turnkey implementation or complex business-to-business (B2B) web infrastructures and consulting services surrounding the implementation of proprietary products.

      Products and services are provided in three market segments including:

      * B2B web-site design solutions, knowledge management consulting, or "e-content" solutions,

      *   sales of proprietary products, and

      *   the sale of third party software and hardware on a limited basis.

SOLUTIONS

      We provide consulting, systems integration and application frameworks for business solutions. Consulting and systems integration include requirements studies, identification and analysis of appropriate document management systems and the implementation of such systems, which may include either our proprietary products or third party products. Application frameworks are repeatable, reusable software components that shorten implementation time and improve time-to-market for customers. These frameworks include:

      *   E-Hub Framework - a data transformation and tagging engine.

      * Web-Based Annotation Framework - provides users the ability to mark-up and annotate documents through a web browser.

PROPRIETARY PRODUCTS

      While it is not a major part of our revenue base or planned future growth, we do own and sell proprietary products. These include our legacy product: INQUIRE(R)/Text and WebINQUIRE(R); Adobe Acrobat plug-in products:
Compose(R) and Aerial(R); and the maintenance associated with each of these products.

      COMPOSE is a suite of plug-in tools for Adobe Acrobat Exchange that automate and streamline a variety of document production tasks, such as the creation of tables of contents, hyperlinks, document indexes, and other document navigation features.

      AERIAL is a plug-in product that enables Adobe Acrobat to print any document that needs to be formatted for printing on multiple pages that are then pieced together to form one page, such as a large spreadsheet or a computer aided design (CAD) drawing. Aerial also enables Adobe Acrobat to format tables into spreadsheets, and converts portable document format (PDF) to a text format that can be edited with Microsoft Word or other word processors.

      INQUIRE/TEXT is a full-text retrieval product used for storing, indexing, retrieving, and managing large collections of documents on IBM and IBM-compatible mainframes. INQUIRE/Text software is widely used by major companies, utilities, hospitals and government agencies for automating document-centered applications such as on-line manuals, legislative tracking and regulatory compliance, library management, litigation support, medical records and government and military intelligence.

      WEBINQUIRE is an extension product that provides Web browser access to INQUIRE/Text collections. It enables users to utilize their mainframe as an intranet superserver with all the search capabilities of INQUIRE/Text. WebINQUIRE permits users to store documents created using desktop software on a mainframe computer, retrieve documents from the mainframe and edit them on their desktop using desktop applications, such as Microsoft Excel and Microsoft Word. In addition, WebINQUIRE's search formats and views can be easily customized.

      Although INQUIRE/Text maintenance and options carry a high gross margin, they are not expected to be a significant percentage of our future revenues.

THIRD PARTY PRODUCTS

      Third Party Products include software products from companies such as Documentum and Plumtree. By maintaining expertise with these products, we are able to provide a wide variety of solutions and tailor them to each customer's needs. As a result of lower gross margins associated with the sale of Third Party Products, we decided during 1999 to de-emphasize Third Party Product sales unless directly tied to a solutions implementation.

BUSINESS STRATEGY

      We emphasize our efforts in two business areas:

*   Solutions

      * e-business Solutions, which includes web-based knowledge management, or "e-content" solutions, and B2B e-business solutions.

      *   Intelligence   Solutions,   which  includes   knowledge   management
          consulting and systems integration services provided to the U.S. intelligence community.

*   Proprietary Products

      *   Compose - Proprietary Adobe Acrobat Exchange plug-in product.

      *   INQUIRE/Text - Proprietary mainframe text retrieval software.

      As an information technology professional services firm with experience in the design and development of web-based knowledge management systems and electronic document management systems, our experience is directly applicable to the fast-growing B2B e-business market.

      We design and implement complex e-business systems for emerging B2B companies with short time-to-market requirements. We target both "dot.com" startups and traditional "brick-and-mortar" businesses that value low-risk, high-reliability implementations and specialize in building electronic marketplaces that are crafted from state-of-the-art, best-of-breed components together with our own Extensible Markup Language-based application frameworks.

      Our principal executive offices are located at 12150 Monument Drive, Fairfax, Virginia 22033, and our telephone number is 703-934-5205.


                                 RISK FACTORS

      You should consider carefully the following factors relating to our business and this offering, in addition to other information set forth elsewhere in this prospectus and in our Annual Report on Form 10-KSB and other documents incorporated in this prospectus by reference, before purchasing shares of our common stock.

WE HAVE A RECENT HISTORY OF LOSSES.

      We have incurred net losses in each of our fiscal years ended December 31, 1997, 1998 and 1999, and in each of the quarters ended March 31, June 30 and September 30, 2000. Any future losses could depress the price of our common stock.

WE DEPEND ON KEY PERSONNEL. THE LOSS OF KEY EMPLOYEES OR FAILURE TO ATTRACT NEW KEY PERSONNEL COULD HARM OUR BUSINESS.

      Our business is managed by a limited number of key management and operating personnel. In addition, some of our large customer accounts are based to a larger degree on the relationship between the customer and a particular Infodata executive or employee. The loss of those people could harm our business. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

OUR REVENUE PATTERNS ARE UNPREDICTABLE.

      A significant portion of our revenues is derived from contractual programs which originate on a project by project basis. Since these projects are susceptible to change, delay or cancellation as a result of specific client financial or other circumstantial issues, as well as changes in the overall economy, our revenue is unpredictable and may vary significantly from period to period.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

      Our stock price will likely decline if the supply of our stock being sold in the open market exceeds the demand for our stock. Substantially all of our shares of common stock, other than shares held by our management, are eligible for sale in the open market.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, YOUR ABILITY TO PROFIT FROM AN INVESTMENT IN OUR COMMON STOCK WILL DEPEND SOLELY ON AN INCREASE IN MARKET PRICE.

      We have never declared or paid any cash dividends on our common stock. Payment of any future dividends will depend on our earnings and capital requirements and other factors our directors consider appropriate. We intend to retain earnings, if any, to finance the development and expansion of our business, and do not anticipate paying any dividends in the foreseeable future.

OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF A MAJOR CUSTOMER.

      We derive a significant portion of our revenues from large projects with a limited number of customers. In 1999, our five largest clients accounted for approximately 31% of our revenues. In the first nine months of 2000, our five largest clients accounted for approximately 45% of our revenues. Although no single customer accounted for more than 14% of revenues during either of the above periods, the loss of a major client would adversely affect our revenues.

OUR CONTRACTS WITH THE GOVERNMENT ARE SUBJECT TO TERMINATION OR MODIFICATION THAT COULD ADVERSELY AFFECT US.

      Sales to government customers accounted for approximately 65% of our revenues in 1999 and 42% of our revenues in the first nine months of 2000. Our government contracts contain standard termination clauses that permit the government to terminate the contracts at any time, without cause, for the convenience of the government. In addition, our government contracts require compliance with various procurement regulations, and changes in those regulations could increase our costs of performing the contracts. Our government contract revenues and costs are subject to adjustment as a result of audits by the Defense Contract Audit Agency and other government auditors. Our government contract revenues could be adversely affected by contract terminations or modifications or the results of government regulations and audits.

IN VIEW OF OUR RECENT  NEGATIVE  CASH FLOW FROM  OPERATIONS,  WE HAVE BEEN AND
EXPECT TO BE DEPENDENT ON OUR LINE OF CREDIT TO FUND OUR WORKING CAPITAL NEEDS. ALTERNATIVE SOURCES OF CAPITAL, IF NEEDED, MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

      The amount of net cash used in our operating activities amounted to approximately $2.1 million in the year ended December 31, 1999 and $1.7 million in the nine months ended September 30, 2000. We believe that available working capital combined with borrowings against our $1,000,000 line of credit will be sufficient to meet our planned working capital requirements for the next twelve months. However, our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of our products and services, the growth of our marketing channels and the technological advances and activities of competitors. We had borrowed approximately $714,000 under our line of credit as of December 12, 2000. Although the lender recently extended the line of credit through April 30, 2001 and has waived our noncompliance with the minimum tangible net worth covenant under the line through December 31, 2000, we may not be able to continue, renew or extend the line in the future, in which event we would have to seek another source for borrowings to accommodate our working capital needs. If needed, we may find that alternative sources of capital are not available on acceptable terms.

OUR BUSINESS IS INTENSELY COMPETITIVE.

      The market for our knowledge management solutions is intensely competitive and subject to rapid change caused by technological advances, new product introductions and other marketing activities of industry participants. Furthermore, the market for consulting, systems integration and related technology services in the B2B e-business industry is very competitive, with hundreds of companies claiming to provide various services. Many of our competitors have longer operating histories, significantly greater financial, marketing, service, support, technical and other resources, better name recognition and a larger customer base than we do.

WE COULD BE ADVERSELY AFFECTED IF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS ARE NOT ADEQUATELY PROTECTED.

      We rely primarily on a combination of copyrights and trademark, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. We license rather than sell our software and our licenses impose certain restrictions on the licensees' ability to use the software. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or to obtain and use information that we regard as proprietary. We may not be able to effectively protect our intellectual property rights and our competitors may develop similar or enhanced technology independently.

OUR  BUSINESS  WILL BE  NEGATIVELY  AFFECTED  IF WE DO NOT  KEEP  UP WITH  THE
INTERNET'S  RAPID  TECHNOLOGICAL  CHANGE,   EVOLVING  INDUSTRY  STANDARDS  AND
CHANGING CLIENT REQUIREMENTS.

      The Internet professional services market is characterized by rapidly changing technology, evolving industry standards and changing customer requirements. If we are not able to keep up with those changes, our business will be adversely affected.

OUR B2B E-BUSINESS SOLUTIONS BUSINESS IS DEPENDENT UPON CONTINUED GROWTH IN THE USE OF THE INTERNET.

      Our B2B e-business solutions consulting business is dependent upon the continued growth in the use of the Internet. If such growth were to not continue due to limited capacity, concerns over security, increases in access costs or other factors, the demand for our services may decrease, resulting in a decline in our revenues.

WE WILL BE ADVERSELY AFFECTED IF WE FAIL TO MEET CUSTOMER EXPECTATIONS OR DELIVER EFFECTIVE SOLUTIONS.

      Our B2B e-business solutions and knowledge management consulting and intelligence systems integration services involve the creation, implementation and maintenance of systems and other solutions that are important to our customers' businesses. Any failures in the performance of those systems or solutions or other failures to meet customer expectations could result in reduced revenues or increased costs, negative publicity and claims for damages. Our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. The successful assertion of any such large claim against us could adversely affect our business, financial condition and operating results.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

      Reference is made to the discussion set forth above under "Forward-Looking Statements." Such statements involve risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated.

                                USE OF PROCEEDS

      We will receive no proceeds from the sale of shares by selling stockholders.

      In addition to the possible resale of 53,334 outstanding shares of common stock, this prospectus also covers the possible resale of a total of 260,000 shares that underlie presently exercisable outstanding warrants and options to purchase such shares. If the holders of all of those warrants and options exercise such warrants and options, we would receive gross proceeds of $1,127,530. The exercise prices of the warrants and options exceed the current market value of the common stock. Therefore, there is no assurance that any of the options or warrants will be exercised. Any proceeds from the exercise of the options and warrants will be added to our working capital and used for general corporate purposes.

                             SELLING STOCKHOLDERS

      The following table sets forth information regarding the number and percentage of outstanding shares beneficially owned by the selling stockholders before and after this offering. The calculations are based on there being a total of 4,693,950 outstanding shares of our common stock on December 11, 2000. The footnotes to the table set forth information regarding the transactions in connection with which the selling stockholders acquired their shares or their right to acquire shares. Unless disclosed in the footnotes to the table, no selling stockholder has held any position or office or had any other material relationship with us during the past three years.

      For purposes of this table, a person is deemed to be the beneficial owner of our common stock if such person:

      * has or shares the power to vote or direct the voting of the common stock or to dispose or direct the disposition of the common stock; or

      * has the right to acquire beneficial ownership of the common stock within 60 days.

      Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated in a footnote to this table, each stockholder has sole voting and dispositive power with respect to the shares of common stock he or she holds.

      The number of shares offered for sale for the account of a selling stockholder and the number and percentage of shares beneficially owned by a selling stockholder before this offering include shares of common stock held by the stockholder as of the date of this prospectus and shares we are registering that are issuable upon the exercise of options or warrants. The number and percentage of shares beneficially owned by each selling stockholder after this offering assumes the sale of all shares offered for sale for the account of that stockholder.


                                            Number of       Percent of       Numbers of       Number of Shares
 NAME OF SELLING STOCKHOLDER               Presently      Outstanding         Shares        Beneficially Owned
 ---------------------------
                                           OWNED SHARES      SHARES         OFFERED FOR     AFTER THIS OFFERING
                                                                                SALE
 PMG Capital(1)......................       100,000          2.13%           100,000                -
 Firebrand Financial Group, Inc. (2).        85,500          1.82%            85,500                -

 Earth Satellite Corporation(3)......        53,334          1.01%            53,334                -
 David M. Nussbaum(2)................        16,000          0.34%            16,000                -
 Roger Gladstone(2)..................        16,000          0.34%            16,000                -
 Robert Gladstone(2).................        16,000          0.34%            16,000                -
 Jay Goldman(2)......................        16,000          0.34%            16,000                -
 Lester Rosenkrantz(2)...............         5,500          0.12%             5,500                -
 Burton Stem(2)......................         4,000          0.09%             4,000                -
 Deborah Novick(2)...................         1,000          0.02%             1,000                -



(1) PMG Capital is the holder of a warrant issued on October 22, 2000 entitling it to purchase 100,000 shares of our common stock at a price of $1.6753 per share through October 22, 20

(2) The above organization and persons own options entitling them to purchase an aggregate of 160,000 shares of our common stock at a price of $6.00 per share prior to February 17, 2003. The options were transferred to them on January 11, 2000 by GKN Securities Corp., which served as an underwriter of our public offering on February 17, 1998 of 1,600,000 shares of common stock at a price of $5.00 per share.

(3) Earth Satellite Corporation acquired 40,000 shares from us on March 30, 2000, when we acquired from it a business unit specializing in providing software development services to the U.S. intelligence community. Our acquisition price for that business was $142,520, which consisted of 40,000 shares of our common stock with a market value on that date of $3.563 per share. Our agreement with Earth Satellite Corporation provided that if the closing ask price of our common stock on the NASDAQ SmallCap Market was less than $2.00 per share on the date that was three business days prior to the date on which we expected the registration statement of which this prospectus is a part to be declared effective, then we will convey additional shares to Earth Satellite Corporation so that the number of shares owned by it and covered by this prospectus multiplied by the closing ask price equals $80,000. As a result of that provision, the total number of shares owned by Earth Satellite Corporation and covered by this prospectus is 53,334 shares.

                             PLAN OF DISTRIBUTION

      Sales by selling stockholders may be made pursuant to this prospectus from time to time as each selling stockholder determines. Sales may be made directly to purchasers or through brokers, dealers or agents. Brokers, dealers or agents who participate in sales of shares may receive discounts, concessions or commissions from the sellers or purchasers.

      Since the selling stockholders and any participating brokers, dealers or agents may be deemed to be underwriters within the meaning of the Securities Act, any profits they receive on the sale of the shares and any related discounts, commissions or concessions may be deemed to be underwriting discounts and commissions under the Securities Act.

      The shares may be sold in one or more transactions:

      * on any exchange on which the shares may be listed at the time of the sale;

      *   in the over-the-counter markets;

      * in negotiated transactions other than on such exchange or in the over-the counter market; or

      *   through the writing of options.

      The selling stockholders may sell the shares from time to time in one or more transactions at:

      *   fixed prices;

      *   prevailing market prices at the time of sale;

      *   varying prices determined at the time of sale; or

      *   negotiated prices.

      In addition, subject to applicable state and foreign laws, the shares which qualify for sale under an applicable exemption from registration under the Securities Act may be sold pursuant to the exemption rather than this prospectus.

      To the best of our knowledge, there are currently no plans, arrangements or understandings regarding the sale of shares between any of the selling stockholders and any broker, dealer, agent or underwriter. There is no certainty that any selling stockholder will sell any or all of the shares offered by such selling stockholder under this prospectus or that any selling stockholder will not transfer, devise or donate such shares by means not described in this prospectus.

      The selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. These restrictions may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.

      We will pay substantially all of the expenses incidental to the registration, offering and sale of the shares covered by this prospectus, except expenses for discounts, commissions and concessions of brokers, dealers and agents participating in sales.

      We have entered into an indemnification agreement with each of the selling stockholders which provides that we and each selling stockholder will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any such liabilities.

      We will make copies of this prospectus available to the selling stockholders. At or before the time of any sale of shares by a selling stockholder pursuant to this prospectus, the selling stockholder must deliver a copy of this prospectus to the purchaser.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

      Our authorized capital stock consists of 12,000,000 shares of common stock, par value $0.03 per share, and 340,000 shares of preferred stock, par value $1.00 per share. As of December 11, 2000, there were 4,693,950 shares of common stock outstanding. No shares of preferred stock are currently outstanding.

COMMON STOCK

      The holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

      Our authorized shares of preferred stock may be issued in one or more series. The Board of Directors is expressly vested with the authority to fix by resolution the designations, powers, preferences, qualifications, limitations or restrictions of and upon shares of each series, including, without limitation, voting, dividend, conversion, redemption and liquidation rights. In addition, the Board of Directors may fix the number of shares constituting any such series and increase or decrease the number of shares in any such series.

      We believe that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of common stock until the Board of Directors determines the specific terms, rights and preferences of a series of preferred stock. However, such effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, or impairing liquidation rights of such shares without further action by holders of the common stock. In addition, under various circumstances, the issuance of preferred stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

      The legality of the common stock offered by this prospectus has been passed upon for us by Freedman, Levy, Kroll & Simonds, Washington, D.C.

                                    EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.